Exhibit 10.1

D.R. HORTON, INC.
2018 INCENTIVE BONUS PLAN
(as of November 6, 2018)

1.PURPOSE. The purpose of the D.R. Horton, Inc. 2018 Incentive Bonus Plan (the “Plan”) is to provide senior management employees of D.R. Horton, Inc., a Delaware corporation (the “Company”), and its Affiliates with incentive compensation based upon the level of achievement of financial and other performance criteria. The Plan will enhance the ability of the Company and its Affiliates to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

2.DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

(a)“Affiliate” shall mean (i) any Person that directly, or through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(b)“Award” shall mean a right to a payment under the terms of the Plan.

(c)“Board” shall mean the Board of Directors of the Company.

(d)“Change in Control” shall mean the occurrence of any of the following events:

(i)The consummation of a merger, consolidation or reorganization of the Company into or with another corporation or other Person if the stockholders of the Company, immediately before such merger, consolidation or reorganization, do not, immediately following such merger, consolidation or reorganization, then own directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the corporation or other legal person resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership of Voting Securities (as hereinafter defined) immediately prior to such merger, consolidation or reorganization;

(ii)The Company sells all or substantially all of its assets to another corporation or other legal person, or there is a complete liquidation or dissolution of the Company;

(iii)Any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding voting securities of the Company (“Voting Securities”) (computed in accordance with the standards for the computation of total percentage ownership for the purposes of Schedule 13D or Schedule 14D-l or any successor schedule, form or report)); excluding, however, the following: any acquisition by the Company, any subsidiary or an employee benefit plan or related trust of the Company or any subsidiary; or

(iv)During any two (2) year period, a majority of the members of the Board serving at the date of approval of the Plan by the Board is replaced by members of the Board who are not nominated and approved by the Board.

(e)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)“Committee” shall mean the Compensation Committee of the Board or any other committee designated by the Board to administer the Plan.

(g)“Participant” shall mean any Senior Executive who is selected by the Committee (or any Person or committee empowered by the Committee to make such selection) to participate in the Plan for a Performance Period.

(h)“Performance Period” shall mean one or more months, quarters, semi-annual periods, or one or more fiscal years of the Company, including multiple year periods, or any other period selected by the Committee, as to which an Award may be earned.

(i)“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(j)“Senior Executive” shall mean any executive officer of the Company or any other officer of the Company or any of its Affiliates serving as a region or division president or manager or in another senior management position.

(k)“Share” shall mean a share of the Company’s common stock, par value $0.01.

(l)“Stock Incentive Plan” shall mean the Company’s 2006 Stock Incentive Plan, as amended from time to time, or any successor equity compensation plan approved by the Company.

(m)“Target Award” shall mean one or more Award levels for a Performance Period that will be paid in accordance herewith if certain performance criteria are achieved during such Performance Period.

3.AWARDS.

(a)The Committee (or its designee) may determine and designate Senior Executives who shall be Participants for any Performance Period. With respect to each such designated Participant, if any, the Committee (or its designee) shall establish: (i) a Target Award for the Performance Period; and (ii) the performance criteria for the Performance Period with respect to the Target Award. Designation as a Participant for any Performance Period shall not entitle any Senior Executive to the right to be designated as a Participant for any other Performance Period.

(b)The performance criteria to be established with respect to any Target Awards shall be based upon the achievement of predetermined objectives for the Company and/or individual Participants, which shall consist of the factors determined by the Committee in its sole discretion. In establishing performance criteria for a Performance Period, the Committee in its discretion may include any one or more of the following measures, applied to either the Company as a whole or to any business unit, region, division, or subsidiary, either individually, alternatively, or in any combination (including any ratio or percentage), and measured over any Performance Period, on an absolute basis or relative to (including ranking to) a pre-established target, to previous years’ results, or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) equity improvement, (vi) stockholder return or total stockholder return, (vii) return on capital (including, without limitation, return on total capital or return on invested capital), (viii) return on investment, (ix) return on inventory, (x) return on assets or net assets, (xi) market capitalization, (xii) economic value added, (xiii) debt leverage (debt to capital) or access to capital, (xiv) gross or net revenue, (xv) sales, net sales or closings, (xvi) backlog, (xvii) inventory, land or lot improvement or reduction, (xviii) asset turnover, (xix) income, pre-tax income, adjusted pre-tax income or net income, (xx) operating income or pre-tax profit, (xxi) operating profit, operating profit before non-cash charges and asset valuation, net operating profit or economic profit, (xxii) gross margin, gross profit, operating margin or profit margin, (xxiii) return on operating revenue or return on operating assets, (xxiv) cost of sales, (xxv) cash from operations, (xxvi) operating ratio, (xxvii) operating revenue or return on revenue, (xxviii) market share improvement, (xxix) sales cancellations, (xxx) dividend or dividend yield, (xxxi) general, selling and administrative expenses improvement or containment, (xxxii) customer service, or (xxxiii) any other measure(s) as the Committee may determine advisable or appropriate. Such goals may be particular to a line of business, region, division, or other unit or may be based on the Company generally or any Affiliate.

(c)Notwithstanding the establishment of any Target Award and related performance criteria pursuant to Sections 3(a) and 3(b), but subject to Section 5, the Committee may, in its sole discretion, increase or decrease the Award to be paid to one or more Participants for a Performance Period at any time prior to the payment thereof. The Company may consider objective or subject factors when making such determination including, without limitation, the following:

(i)the Committee may adjust an Award for individual performance on the basis of such quantitative and qualitative performance measures and evaluations as it deems appropriate;

(ii)the Committee may make such adjustments as it deems appropriate in the case of any Participant whose position with the Company has changed during the applicable Performance Period; and

(iii)the Committee shall have the discretion to adjust performance criteria and the methodology used to measure the determination of the degree of attainment of such criteria.

(d)As soon as administratively practicable following the end of the applicable Performance Period, the Committee shall determine: (i) the extent to which the performance goals were achieved, if any, for the Performance Period; and (ii) the amount of the Award, if any, to be paid to each Participant for the Performance Period.

(e)In general, Awards earned under the Plan shall be payable in cash; provided, however, that the Committee, in its sole discretion, may elect to satisfy payment of any Award earned under the Plan in whole or in part by the delivery of a number of Shares or units denominated in Shares (“Share Units”) with a fair market value equal to the dollar value of the Award so earned. Any Shares or Share Units delivered in settlement of an Award under the Plan shall be granted as fully vested Restricted Stock or Restricted Stock Units pursuant to Section 8 of the Stock Incentive Plan (or any comparable provision of any successor equity compensation plan), shall not be subject to the minimum vesting period set forth in Section 8(c) of the Stock Incentive Plan (or any comparable provision of any successor equity compensation plan) as permitted by the terms thereof regarding the payment of earned compensation, shall be subject to all other applicable terms and conditions of the Stock Incentive Plan, and shall reduce the number of Shares available for issuance under the Stock Incentive Plan in accordance with Section 5 thereof (or any comparable provision of any successor equity compensation plan).

(f)Subject to the above, Awards shall be paid as soon as practicable after the Performance Period, and in all events by the 15th day of the 3rd month following the end of the calendar year in which the Participant becomes entitled to such Award payment, except to the extent that a Participant has made a timely election to defer the receipt of such Award pursuant to a deferral arrangement with the Company or any of its Affiliates. Any deferral election shall comply with the requirements of Code Section 409A so as to avoid the imposition of any taxes or penalties thereunder. The Compensation Committee may establish rules and procedures for advance payment of all or a portion of any Award, or such other payment arrangements as it deems desirable or appropriate.

4.ELIGIBILITY.

(a)Persons employed by the Company or any of its Affiliates as Senior Executives in a Performance Period prior to the establishment by the Committee of the Target Award for such Performance Period are eligible to be Participants under the Plan for such Performance Period. A Senior Executive is not rendered ineligible to be a Participant by reason of being a member of the Board.

(b)The Committee, in its sole discretion shall determine the effect of a Participant’s ceasing to be a Senior Executive, death or disability prior to the payment of an Award; provided, however, that if a Change in Control occurs during any Performance Period, Section 5 below shall control.

5.CHANGE IN CONTROL. Within fifteen (15) business days following a Change in Control, each Participant under the Plan during the Performance Period in which the Change in Control occurs who is in the employ of the Company or an Affiliate at the time of the Change in Control shall be paid an amount equal to (i) the Award the Participant would have earned for such Performance Period, assuming continued achievement of the relevant performance goals at the rate achieved as of the end of the calendar month immediately prior to the calendar month in which the Change in Control occurs, multiplied by (ii) a fraction, the numerator of which is the number of days in the Performance Period which have elapsed as of the Change in Control, and the denominator of which is the number of days in the Performance Period. Amounts payable pursuant to this Section 5 shall not be subject to downward adjustment by the Committee (or any successor committee), notwithstanding the provisions of Section 3(c).

6.OTHER CONDITIONS.

(a)No Person shall have any right to be selected as a Participant for any Performance Period or, except as provided in Section 9, to receive an Award under the Plan. There is no obligation for uniformity of treatment of Participants under the Plan. Awards under the Plan may not be assigned or alienated.

(b)Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to be retained in the employ of the Company or any Affiliate.

(c)The Company or any Affiliate shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

(d)No segregation of any moneys or the creation of any trust or the making of any special deposit shall be required in connection with any Awards made or to be made under the Plan.

(e)The Plan is not intended to and shall not preclude the Board from adopting, continuing, amending or terminating such additional compensation arrangements as it deems desirable, including any thrift, savings, investments, stock purchase, stock option, profit-sharing, pension, retirement, insurance, bonus or other incentive plan.

7.DESIGNATION OF BENEFICIARIES. A Participant may designate one or more beneficiaries to receive all or part of the Award which may be made to the Participant, or may be payable, after such Participant’s death. A designation of beneficiary may be replaced by a new designation or may be revoked by the Participant at any time. A designation or revocation shall be on a form to be provided for this purpose and shall be signed by the Participant and delivered to the Company or Affiliate employing the Participant prior to the Participant’s death. In case of the Participant’s death, an Award with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be paid to the designated beneficiaries at the time such Award would have been paid to Participant, if Participant were still alive. Any Award granted or payable to a Participant who is deceased and not subject to such a designation shall be distributed to the Participant’s estate at the time such Award would have been paid to Participant, if Participant were still alive. If there shall be any question as to the legal right of any beneficiary to receive an Award under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company or its employing Affiliate shall have no further liability to anyone with respect to such amount.

8.	PLAN ADMINISTRATION.

(a)The Committee shall have full power and discretion to administer and interpret the Plan and to establish rules for its administration. In making any determinations under or referred to in the Plan, the Committee shall be entitled to rely on opinions, reports or statements of officers or employees of the Company and its Affiliates, and of counsel, public accountants and other professional or expert Persons.

(b)Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or committee selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(c)The Plan shall be governed by the laws of the State of Delaware.

9.
MODIFICATION OR TERMINATION OF PLAN. The Board or the Committee may modify or terminate the Plan at any time, effective at such date as the Board or Committee may determine; provided that no modification or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), materially and adversely affect the rights of any Participant or beneficiary in respect of any Target Award established prior to the date such amendment is adopted by the Board.

10.
RECOUPMENT. Awards paid under the Plan may be subject to recoupment in accordance with any recoupment policy that the Company adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law. No recovery of payments under this Section 10 will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any Company plan or agreement with the Company.